Exhibit 23(d)(4)

                        CONTRACTUAL FEE WAIVER AGREEMENT

AGREEMENT made this 1st day of March , 2002, by and between Oak Associates Funds, a Massachusetts business trust (the "Trust"), and Oak Associates, ltd. (the "Adviser") (together, the "Parties").

The Adviser hereby agrees to waive its fee and/or reimburse expenses to the extent necessary to limit the total operating expenses at the following levels for a period of one year from the date of this Agreement for each of the following funds:

FUND                                            TOTAL OPERATING EXPENSES
----------------------------------              ------------------------
White Oak Growth Stock Fund                              1.00%
Pin Oak Aggressive Stock Fund                            1.00%
Red Oak Technology Select Fund                           1.00%
Black Oak Emerging Technology Fund                       1.00%
Live Oak Health Sciences Fund                            1.00%

This Agreement shall be renewable at the end of each one year period for an additional one year period upon the written agreement of the parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

OAK ASSOCIATES FUNDS                        OAK ASSOCIATES, ltd.

By: /s/ William H. White                    By: /s/ James D. Oelschlager


Name William H. White                       Name: James D. Oelschlager


Title: President                            Title: President